New Hampshire Thrift Bancshares, Inc. Announces Earnings for Second Quarter

NEWPORT, NH -- (Marketwired - July 15, 2013) - New Hampshire Thrift Bancshares, Inc. (the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the six months ended June 30, 2013, of $3.8 million, or $0.52 per diluted common share, compared to $4.1 million, or $0.61 per diluted common share for same period in 2012, a decrease of $248 thousand, or 6.06%. For the quarter ended June 30, 2013, the Company reported consolidated net income of $1.8 million, or $0.25 per diluted common share compared to $2.0 million, or $0.30 per diluted common share, for the quarter ended June 30, 2012, a decrease of $215 thousand, or 10.71%. The decrease of earnings during the six- and three-month periods are in part due to non-recurring expenses associated with the pending acquisition of Charter Holding Corp. and Central Financial Corporation. President and Chief Executive Officer, Steve Theroux, stated, "We are pleased with the results of the second quarter considering the costs incurred associated with the pending acquisitions of Charter Holding Corp. and Central Financial Corporation. These investments in our future will provide the opportunity to offer more customers access to comprehensive financial solutions with experienced well-respected providers."

Financial Highlights

  Total assets were $1.2 billion at June 30, 2013, from $1.3 billion at December 31, 2012, a decrease of $50.5 million, or 3.97%.

  Net loans were $909.6 million at June 30, 2013, from $902.2 million at December 31, 2012, an increase of $7.3 million, or 0.81%.

  During the six months ended June 30, 2013, the Company originated $177.5 million in loans compared to $206.8 million for the same period in 2012. During the quarter ended June 30, 2013, the Company originated $99.8 million in loans compared to $134.1 million for the same period in 2012.

  The Company's loan servicing portfolio was $405.1 million at June 30, 2013, compared to $385.4 million at December 31, 2012.

  Total deposits were $912.4 million at June 30, 2013, from $949.3 million at December 31, 2012, a decrease of $36.9 million, or 3.89%.

  Net interest and dividend income for the six months ended June 30, 2013, was $16.0 million compared to $14.4 million for the same period in 2012, an increase of $1.6 million, or 10.53%. Net interest and dividend income for the quarter ended June 30, 2013, was $7.8 million compared to $7.3 million for the same period in 2012, an increase of $480 thousand, or 6.54%.

  Net income available to common stockholders increased $52 thousand to $3.6 million for the six months ended June 30, 2013, compared to the same period in 2012. Common shares outstanding, assuming dilution, were 7,069,896 at June 30, 2013, compared to 5,850,456 at June 30, 2012, due primarily to the issuance of 1,153,544 shares in conjunction with the acquisition of The Nashua Bank on December 21, 2012. Net income available to common stockholders was $1.7 million for the quarter ended June 30, 2013, compared to $1.8 million for the same period in 2012. Common shares outstanding, assuming dilution for the quarter, were 7,079,171 at June 30, 2013, compared to 5,857,022 at June 30, 2012.

Earnings Summary

Net income of $3.8 million for the six months ended June 30, 2013, included an increase of $1.6 million, or 10.53%, in net interest and dividend income. The provision for loan losses decreased $653 thousand, or 53.13%, to $576 thousand for the six months ended June 30, 2013, compared to $1.2 million for the same period in 2012. Noninterest income was $6.6 million for the six months ended June 30, 2013, compared to $6.9 million for the same period in 2012, a decrease of $354 thousand, or 5.11%. This decrease includes increases of: $853 thousand, or 112.98%, in net gains on the sales of loans; $15 thousand, or 6.47%, in realized gain in Charter Holding Corp.; $113 thousand, or 16.01%, in insurance commission income; and $43 thousand, or 18.45%, in bank-owned life insurance income, offset by decreases of $1.5 million, or 66.38%, in net gains on sales and calls of securities and $7 thousand, or 0.29%, in customer service fees. Additionally, a net gain on sales of other real estate owned and property owned of $28 thousand was recorded during the six months ended June 30, 2013, compared to a net loss on sales of other real estate owned of $150 thousand during the same period in 2012. Noninterest expense increased $2.0 million, or 14.19%, to $16.3 million for the six months ended June 30, 2013, compared to $14.3 million for the same period in 2012. Expenses for the six months ended June 30, 2013, includes $454 thousand of non-recurring expenses associated with the acquisition of Central Financial Corporation. Within noninterest expense, salaries and employee benefits increased $937 thousand, or 12.56%, to $8.4 million for the six months ended June 30, 2013, compared to $7.5 million for the same period in 2012. This includes ordinary wage increases and increases in benefit costs, as well as the additional staffing expenses associated with The Nashua Bank division, which was not part of the Company's expenses during the six months ended June 30, 2012. Despite lower income before provision for income taxes, the provision for income taxes was $41 thousand higher for the six months ended June 30, 2013, compared to the same period in 2012, due in significant part to the non-tax-deductibility of $454 thousand of previously referenced non-recurring expenses related to the acquisition of Central Financial Corp.

Net income of $1.8 million for the quarter ended June 30, 2013, included an increase of $480 thousand, or 6.54%, in net interest and dividend income. The provision for loan losses decreased $912 thousand, or 84.92%, to $162 thousand for the quarter ended June 30, 2013, compared to $1.1 million for the same period in 2012. Noninterest income was $3.4 million for the quarter ended June 30, 2013, compared to $3.6 million for the same period in 2012, a decrease of $195 thousand, or 5.43%. This decrease includes increases of: $13 thousand, or 1.04%, in customer service fees; $265 thousand, or 63.57%, in net gains on the sales of loans; $28 thousand, or 24.35%, in realized gain in Charter Holding Corp.; $37 thousand, or 12.50%, in insurance commission income; and $18 thousand, or 13.95%, in bank-owned life insurance income, offset by a decrease of $559 thousand, or 47.66%, in net gains on sales and calls of securities. Noninterest expense increased $1.3 million, or 18.95%, to $8.3 million for the quarter ended June 30, 2013, compared to $7.0 million for the same period in 2012. Expenses for the quarter ended June 30, 2013, includes $344 thousand of non-recurring expenses associated with the acquisition of Central Financial Corporation. Within noninterest expense, salaries and employee benefits increased $425 thousand, or 11.57%, to $4.1 million for the quarter ended June 30, 2013, compared to $3.7 million for the same period in 2012. This includes ordinary wage increases and increases in benefit expenses, as well as the additional staffing expenses associated with The Nashua Bank division, which was not part of the Company's expenses during the quarter ended June 30, 2012.

Balance Sheet Summary

Total assets were $1.2 billion at June 30, 2013, compared to $1.3 billion at December 31, 2012, a decrease of $50.5 million, or 3.97%. Securities available-for-sale decreased $61.1 million to $151.3 million at June 30, 2013, from $212.4 million at December 31, 2012, as a result of the sales of $91.4 million of investments, purchases of $52.7 million, and ordinary amortization of mortgage-backed securities. Loans held-for-sale decreased $9.4 million to $2.6 million at June 30, 2013, from $12.0 million at December 31, 2012. Net loans held in portfolio increased $7.3 million, or 0.81%, to $909.6 million at June 30, 2013, from $902.2 million at December 31, 2012. The allowance for loan losses, excluding provisions for overdrafts, was $9.5 million at June 30, 2013, compared to $9.9 million at December 31, 2012. The change in the allowance for loan losses is the net effect of provisions of $550 thousand, charge-offs of $1.2 million, and recoveries of $298 thousand. Total loan production for the six months ended June 30, 2013, was $177.5 million compared to $206.8 million for the same period in 2012. Total loan production for the quarter ended June 30, 2013, was $99.8 million in loans compared to $134.1 million for the same period in 2012.

Total deposits were $912.4 million at June 30, 2013, from $949.3 million at December 31, 2012, a decrease of $36.9 million, or 3.89%. This decrease reflects the call of $15.0 million of brokered deposits during the six months ended June 30, 2013. Advances from the Federal Home Loan Bank decreased $15.5 million, or 10.86%, to $127.2 million at June 30, 2013, from $142.7 million at December 31, 2012. Securities sold under agreements to repurchase increased $4.3 million, or 29.48%, to $18.9 million at June 30, 2013, from $14.6 million at December 31, 2012.

Stockholders' equity of $129.4 million resulted in a book value of $15.01 per common share at June 30, 2013, based on 7,088,896 shares of common stock outstanding. The Bank remains well-capitalized with a Leverage (Tier I) Capital ratio of 9.24% at June 30, 2013.

Acquisition of Central Financial Corporation

On April 3, 2013, the Company and Central Financial Corporation jointly announced that they entered into a definitive agreement in which the Company will acquire Central Financial Corporation in an all-stock transaction. Following the merger, Central Financial Corporation's wholly owned subsidiary, The Randolph National Bank, will be merged with and into the Bank, with the Bank surviving. Completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval and the approval of Central Financial Corporation's shareholders. The transaction is expected to close in the fourth quarter of 2013.

For additional information, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2013.

Quarterly Dividend

On July 11, 2013, the Company announced a regular quarterly cash dividend of $0.13 per share payable July 31, 2013, to stockholders of record as of July 24, 2013.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the savings and loan holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of banking and financial services. Lake Sunapee Bank has three wholly owned subsidiaries: Lake Sunapee Financial Services Corp., Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency acquired in 2011, which offers a complete range of commercial insurance services and consumer products. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 22 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 8 locations in Vermont in Rutland and Windsor counties. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.2 billion as of June 30, 2013.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year-ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   New Hampshire Thrift Bancshares, Inc.
                       Selected Financial Highlights

                              For the Three Months     For the Six Months
                                     Ended                   Ended
                                    June 30,                June 30,

                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
(in thousands, except for
 per share data)
Net Income                   $    1,796  $    2,012  $    3,847  $    4,094
Net Income Available to
 Common Stockholders         $    1,736  $    1,762  $    3,647  $    3,594
Per Share Data:
  Earnings per common share,
   basic                     $     0.25  $     0.30  $     0.52  $     0.62
    Average number of
     shares, basic            7,077,239   5,847,908   7,068,828   5,841,040
  Earnings per common share,
   assuming dilution (1)     $     0.25  $     0.30  $     0.52  $     0.61
    Average number of
     shares, assuming
     dilution                 7,079,171   5,857,022   7,069,896   5,850,456
  Dividends Paid                   0.13        0.13        0.26        0.26
  Dividend Payout Ratio           52.00%      43.33%      50.00%      42.62%

                                                            As of

                                                   June 30,    December 31,
(in thousands, except for per share data)            2013          2012
                                                 ------------  ------------
Total Assets                                     $  1,220,005  $  1,270,477
Total Securities (2)                                  160,551       221,875
Loans, Net                                            909,552       902,236
Total Deposits                                        912,432       949,341
Federal Home Loan Bank Advances                       127,231       142,730
Stockholders' Equity                                  129,409       129,494
Book Value per Common Share                      $      15.01  $      15.09
Common Shares Outstanding                           7,088,896     7,055,946

Leverage (Tier I) Capital                                9.24%         8.87%

Number of Locations                                        30            30

(1)  Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2)  Includes available-for-sale securities shown at fair value and Federal
     Home Loan Bank stock at cost.

                   New Hampshire Thrift Bancshares, Inc.
                        Consolidated Balance Sheets

                                                   June 30,    December 31,
(in thousands, except for share data)                2013          2012
                                                 ------------  ------------
ASSETS                                            (unaudited)
  Cash and due from banks                        $     18,714  $     26,147
  Overnight deposits                                   32,000        13,265
                                                 ------------  ------------
      Total cash and cash equivalents                  50,714        39,412
  Securities available-for-sale                       151,258       212,369
  Federal Home Loan Bank stock                          9,293         9,506
  Loans held-for-sale                                   2,556        11,983
  Loans receivable, net                               909,552       902,236
  Accrued interest receivable                           2,919         2,845
  Bank premises and equipment, net                     18,772        17,261
  Investments in real estate                            3,810         4,074
  Other real estate owned                                   -           102
  Goodwill and other intangible assets                 38,471        38,811
  Investment in partially owned Charter Holding
   Corp., at equity                                     5,152         4,909
  Bank-owned life insurance                            19,197        18,905
  Other assets                                          8,311         8,064
                                                 ------------  ------------
    Total assets                                 $  1,220,005  $  1,270,477
                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
  Noninterest-bearing                            $     80,267  $     74,133
  Interest-bearing                                    832,165       875,208
                                                 ------------  ------------
  Total deposits                                      912,432       949,341
  Federal Home Loan Bank advances                     127,231       142,730
  Securities sold under agreements to repurchase       18,929        14,619
  Subordinated debentures                              20,620        20,620
  Accrued expenses and other liabilities               11,384        13,673
                                                 ------------  ------------
    Total liabilities                               1,090,596     1,140,983
                                                 ------------  ------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized: Series B, fixed
   rate noncumulative perpetual, fixed rate
   cumulative perpetual, 23,000 shares issued
   and outstanding at June 30, 2013, and 20,000
   shares issued and outstanding at December 31,
   2012                                                     -             -
  Common stock, $.01 par value, per share:
   10,000,000 shares authorized, 7,523,225
   shares issued and 7,088,896 shares
   outstanding as of June 30, 2013, and
   7,486,225 shares issued and 7,055,946 shares
   outstanding as of December 31, 2012                     75            75
  Paid-in capital                                      84,463        83,977
  Retained earnings                                    55,743        53,933
  Accumulated other comprehensive loss                 (3,562)       (1,444)
  Unearned stock awards                                  (437)         (377)
  Treasury stock, at cost, 434,329 shares as of
   June 30, 2013, and 430,279 shares as of
   December 31, 2012                                   (6,874)       (6,670)
                                                 ------------  ------------
    Total stockholders' equity                        129,409       129,494
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $  1,220,005  $  1,270,477
                                                 ============  ============

                   New Hampshire Thrift Bancshares, Inc.
                     Consolidated Statements of Income
                                (unaudited)

                                     Three Months Ended   Six Months Ended
                                     June 30,  June 30,  June 30,  June 30,
(in thousands, except for per share
 data)                                 2013      2012      2013      2012
                                    --------- --------- --------- ---------
Interest and dividend income
Interest and fees on loans          $   9,025 $   8,041 $  18,205 $  15,748
Interest on debt investments:
Taxable                                   322       984       810     2,128
Dividends                                  10        14        23        31
Other                                     175       145       351       310
                                    --------- --------- --------- ---------
Total interest and dividend income      9,532     9,184    19,389    18,217
                                    --------- --------- --------- ---------

Interest expense
Interest on deposits                    1,081     1,096     2,106     2,283
Interest on advances and other
 borrowed money                           636       752     1,317     1,488
                                    --------- --------- --------- ---------
Total interest expense                  1,717     1,848     3,423     3,771
                                    --------- --------- --------- ---------

Net interest and dividend income        7,815     7,336    15,966    14,446

Provision for loan losses                 162     1,074       576     1,229
                                    --------- --------- --------- ---------
Net interest and dividend income
 after provision for loan losses        7,653     6,262    15,390    13,217
                                    --------- --------- --------- ---------

Noninterest income
Customer service fees                   1,267     1,254     2,452     2,459
Net gain on sales of loans                674       409     1,608       755
Gain on sales and calls of
 securities, net                          614     1,173       781     2,324
Gain (loss) on sales of other real
 estate and
property owned, net of writedown           28        31        28      (150)
Rental income                             186       180       368       374
Income from equity interest in
 Charter Holding Corp.                    143       115       241       226
Insurance commission income               333       296       819       706
Bank owned life insurance income          147       129       276       233
                                    --------- --------- --------- ---------
  Total noninterest income              3,392     3,587     6,573     6,927
                                    --------- --------- --------- ---------

Noninterest expenses
Salaries and employee benefits          4,100     3,675     8,396     7,459
Occupancy and equipment expenses        1,052       932     2,154     1,949
Advertising and promotion                 213       128       312       255
Depositors' insurance                     202       205       379       399
Data processing and outside
 services                                 346       267       665       548
Professional services                     317       273       653       515
ATM processing fees                       162       121       313       237
Supplies                                  120        94       250       187
Telephone                                 172       151       335       365
Non-deductible acquisition                344         -       454         -
Other expenses                          1,241     1,105     2,393     2,365
                                    --------- --------- --------- ---------
  Total noninterest expenses            8,269     6,951    16,304    14,279
                                    --------- --------- --------- ---------

Income before provision for income
 taxes                                  2,776     2,898     5,659     5,865

Provision for income taxes                981       886     1,812     1,771
                                    --------- --------- --------- ---------

Net income                          $   1,795 $   2,012 $   3,847 $   4,094
                                    --------- --------- --------- ---------

For additional information contact:
Stephen R. Theroux
President and CEO
(603) 863-0886